FLORIDA DAILY MUNICIPAL INCOME FUND

                             SECRETARY'S CERTIFICATE

     I, Christine Manna, DO HEREBY CERTIFY, that I am the Secretary of Florida Daily Municipal Income Fund, a Massachusetts trust (the "Trust"), and that I am the keeper of the records and seal thereof; that the attached is a true and correct copy of the resolutions duly adopted by the Board of Directors at a meeting thereof held December 11, 2008, and that the resolutions remain in full force and effect.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this 30th day of March, 2009.

                                                   /s/ Christine Manna
                                                      --------------------
                                                      Christine Manna
                                                      Secretary

(Seal)

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RESOLVED, that it is the determination of the Trustees that the joint fidelity bond covering officers and employees of the Fund in accordance with the requirements of Rule 17g-1 of the 1940 Act in the amount of $12,500,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Fund's portfolio and all other relevant factors; and the Fund's estimated payment of a portion equal to $1,409.47 of the total estimated one-year premium of $30,147 for said bond be and is authorized and approved, after having taken into consideration the number of other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of said bond and the amount of the total estimated one-year premium therefor, the ratable allocation of such total one-year premium among the insured parties under said bond, the extent to which the share of the total one-year premium allocated to the Fund was less than the premium the Fund would have to pay if it had provided and maintained a blanket bond which named the Fund as the only insured party and all other relevant factors; and it was further

RESOLVED, that the Agreement Among Co- Insureds be, and hereby is, approved; and it was further

RESOLVED, that the proper officers of the Fund be, and each hereby is, authorized to make any and all payments and do any and all such further acts, including making the appropriate fidelity bond filings with the Securities and Exchange Commission ("SEC"), in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.